ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
XZERES CORP.

Pursuant to Section 78.1955 of the Nevada Revised Statutes of the State of Nevada, the undersigned President and Chief Executive Officer of XZERES Corp (the “Corporation”), a corporation organization and existing under and by virtue of the laws of the State of Nevada, does hereby certify:

FIRST: Whereas, by virtue of the authority contained in the Articles of Incorporation of the Corporation, the Corporation has authority to issue 5,000,000 shares of preferred stock, par value $.001 per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable laws of the State of Nevada.

SECOND: The Board of Directors has hereby established a Series A Convertible Preferred Stock, par value $.001 per share, authorized to be issued by the Corporation as above stated, with the designations and amounts thereof, together with the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to be as follows.

THIRD: ARTICLE III of the Corporation’s Articles of Incorporation shall be deleted in its entirety and shall be amended to include the designation of the Series A Convertible Preferred Stock referred to above as follows:

The aggregate number of shares which the Corporation shall have authority to issue is 105,000,000 shares of capital, 100,000,000 shares of which shall be common stock, par value $.00l per share (“Common Stock”), and 5,000,000 shares of which shall be preferred stock, par value $.001 per share (“Preferred Stock”). Before the issuance of any Preferred Stock, the Board of Directors shall determine, in whole or in part, fee preferences, limitations, and relative rights of the Preferred Stock or one or more series within the Preferred Stock.

Series A Preferred Stock. The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated as follows:

Section 1. Designation; Number of Shares. The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred”). The number of designated shares of Series A Preferred stock shall be 2,000,000.

Section 2. Dividends.

In each fiscal year of the Corporation, dividends shall be payable, out of funds legally available there for, only if, as and when declared by the Board of Directors. No dividends may be declared or paid on Common Stock or any other series of Preferred Stock unless equal dividends on the Series A Preferred Stock (on an as-converted basis) have first been declared and paid or set aside for payment The right to any dividends under this paragraph shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid many prior year.

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Section 3. Liquidation Preference.

In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary (a “Liquidation”), distributions to the shareholders of the Corporation shall be made in the following manner:

(a) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other series of Preferred Stock by reason of their ownership of such stock, (i) the amount of $1.05 per share for each share of Series A Preferred Stock then held by them (adjusted for any combinations, consolidations or stock distributions or stock dividends with respect to such shares), plus (ii) an amount equal to all declared but unpaid dividends on the Series A Preferred Stock (collectively, the “Liquidation Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in a manner that the amount distributed to each holder of Series A Preferred Stock shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock then held by such holder, and the denominator of which shall be the total number of shares of Series A Preferred Stock then outstanding.

(b) After payment has been made to the holders of the Series A Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 3(a) above, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and the Series A Preferred Stock (participating on an “as-converted to Common Stock” basis) (i) in a manner such that the amount distributed to each holder of Common Stock and Series A Preferred Stock shall equal the amount obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution there under by a fraction, the numerator of which shall be the number of shares of Common Stock (or number of shares of Common Stock on an “as-converted” basis) then held by such holder, and the denominator of which shall be the total number of shares of Common Stock (including the number of shares of Common Stock on an “as-converted” basis) then outstanding until (ii) the holders of the Series A Preferred Stock have received an amount equal to 1.35 times the original purchase price per share of Series A Preferred Stock ($1.42 per share) and thereafter (iii) to each holder of the Common Stock in an amount equal to the amount obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution there under by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding.

(c) For purposes of this Section 3, a Liquidation shall be deemed to occur upon the Corporation’s sale of all or substantially all of its assets or the acquisition of the Corporation by ‘ another entity or by another corporation by means of merger, consolidation or any other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued or caused to be issued by the acquiring corporation or its subsidiary as a result of which shareholders of the Corporation own less than fifty percent (50%) of the equity securities of the surviving corporation.

(d) Notwithstanding Sections 3(a) and 3(b) hereof, the Corporation may at any time, out of funds legally available there for, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase.

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Section 4. Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Conversion.

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock that is equal to One Dollar and Five Cents ($1.05) divided by the Conversion Price (as hereinafter defined). The Conversion Price for the Preferred Stock shall initially be Thirty-five Cents ($.35), subject to adjustment as provided herein. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” for such series. Upon any decrease or increase In the Conversion Price or the Conversion Rate for the Series A Preferred Stock, as described in this Section 4, the Conversion Rate or Conversion Price for such series, as the case may be, shall be appropriately increased or decreased.

(b) Mechanics of Conversion.

(i) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(ii) Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates there for, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same.

The Corporation shall, as soon as practicable after such delivery issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series A Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustments to Conversion Price for Diluting Issues,

(i) Special Definitions. For purposes of this paragraph 3(c) the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined. below), other than rights, options or warrants issued or issuable as described in paragraph 4(c)(i)(4)(B).

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(2) “Original Issue Date” shall mean, with respect to (he Series A Preferred Stock, the first date on which the first share of each such series of Series A Preferred Stock was first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities (other than the shares of Series A Preferred Stock) convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date (as defined above), other than securities issued or issuable:

(A) upon conversion of shares of Series A Preferred Stock;

(B) to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(C) as a dividend or distribution on Series A Preferred Stock or pursuant to any event for which adjustment Is made pursuant to paragraphs 4(c)(vi), (vii) or (viii) hereof;

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue for such share of Series A Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options there for, the conversion or exchange of such Convertible Securities or exercise of such Options, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4(c)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued;

(A) no further adjustment in the Conversion Price of the Series A Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

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(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series A Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price of the Series A Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series A Preferred Stock on the original adjustment date, or (ii) the Conversion Price of the Series A Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

(D) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if;

(a) in the ease of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received there for was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph 4(c)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (D) above; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed there for, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(c)(iii) as of the actual date of their issuance.

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(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(c)(iii)) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share for which such Additional Shares of Common are issued; provided, however, that in each such case, the Conversion Price shall not be so reduced at that time if the amount of such reduction would be an amount less than one cent ($0.01), but any such amount shall be carried forward and reduction with respect thereto made at the time of any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate to one cent ($0.01) or more.

(v) Determination of Consideration. For purposes of this subsection 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

(1) Cash, Property and Services. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(C) insofar as it consists of services rendered to or on behalf of the Corporation,’ be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(D) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers any combination of cash, property and services, be the proportion of such consideration so received, computed as provided in clauses (A), (B) and (C) above, as determined in good faith by the Board of Directors of the Corporation.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(C)(iii)(1) relating to Options and Convertible Securities shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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(vi) Adjustments for Subdivisions, Stock Dividends or Combinations of Common. in the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of Common Stock and the outstanding shares of Series A Preferred Stock is not similarly subdivided, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined {by reclassification, reverse stock split or otherwise) into a lesser number of shares of Common Stock and the outstanding shares of Series A Preferred Stock is not similarly combined, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(vii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable In securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series. A Preferred Stock then converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock.

(viii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(d) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate In order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a new certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

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(f) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge with or into any other Corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of this Corporation.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 5. Voting Rights.

(a) General Voting Rights of Common Stock and Series A Preferred Stock, Except as otherwise required by law, the holder of each share of Common Stock Issued and outstanding shall have one vote with respect to such share and the holder of each share of Series A Preferred Stock shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Holders of Common Stock and Series A Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded to the nearest whole number, with half-shares rounded up.

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Section 6. Redemption.

The Series A Preferred Stock is not redeemable.

Section 7. Protective Provisions.

In addition to any other rights provided by law, so long as any Series A Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock:

(a) amend, waive or repeal any provision of, or add any provision to, this Corporation’s Articles of Incorporation or Bylaws;

(b) authorize, issue or obligate itself to issue shares of any class of stock or any other security convertible into or exchangeable for shares of any class of stock having any preference or priority as to dividends or assets which are pari-passu or superior to any such preference or priority of any then outstanding Series A Preferred Stock;

(c) reclassify any Common Stock into shares which are pari-passu as to or which have any preference or priority as to dividends or assets senior to or on a parity with any such preference or priority of the Series A Preferred Stock;

(d) increase the authorized number of shares of Common Stock, Series A Preferred Stock or Preferred Stock;

(e) purchase, redeem (except as provided by Section 6(a) above, where no such consent is required) or otherwise acquire (or pay into or set aside a sinking fund for such purpose) any of the capital stock of the Corporation; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, consultants or employees of the Corporation or any subsidiary pursuant to agreements approved by the Corporation’s Board of Directors under which the Corporation has a right of first refusal with respect to such shares or the option to repurchase such shares upon the occurrence of certain events, including termination of employment or services; or

(f) authorize a liquidation, dissolution, recapitalization or reorganization of the Corporation, or a sale or transfer of all or substantially all of the assets of the Corporation or a merger or consolidation of the Corporation if, as a result of such merger or consolidation, the shareholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation.

(g) increase or decrease the size of the Board of Directors of the Corporation to more than five (5) or less than five (5);

(h) pay or declare dividends on the Common Stock or any other series of Preferred Stock;

(i) incur any indebtedness at a time when the Corporation has then outstanding 52,000,000 of total indebtedness outstanding (excluding (A) trade debt incurred in the ordinary course of business and (B) up to $2,000,000 of additional indebtedness, provided that 100% of the proceeds of such additional indebtedness arc used to fulfill purchase orders received by the Corporation for the sale of wind turbines).

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Section 8. No Reissuance of Scries A Preferred Stock.

No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

FOURTH: The foregoing amendment was duly adopted by the Corporation’s Board of Directors on October 12, 2012 pursuant to a unanimous written consent of the Board of Directors in accordance with the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment as of October 15th ,2012.

XZERES CORP.

/s/ Frank Greco
By: Frank Greco
Its: President and Chief Executive Officer

/s/ Steve Shum
By: Steve Shum
Its: Chief Financial Officer

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